UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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IKON Office Solutions, Inc.

(Name of Registrant as Specified in Its Charter)

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Notice of Annual Meeting of Shareholders

February 23, 2005

Dear Shareholder:

You are invited to attend the 2005 annual meeting of shareholders of IKON. The meeting will be held at our offices at 70 Valley Stream Parkway, Malvern, Pennsylvania 19355 on Wednesday, February 23, 2005, at 9:00 a.m. The purpose of the meeting is:

1.	To elect eleven members of the Board of Directors for the ensuing year; and

2.	To conduct other business if properly raised at the meeting.

Only shareholders of record at the close of business on December 31, 2004 are entitled to vote on these matters. All shareholders who are entitled to vote are urged to do so at the meeting or by proxy.

In order to attend the meeting, you must present an admission ticket or provide separate verification of share ownership. Even if you expect to attend the meeting in person, it is recommended that you vote by proxy by signing and returning the accompanying proxy card in the enclosed postage prepaid envelope. If you later decide that you would like to vote in person at the meeting, or for any other reason you desire to revoke your proxy, you can revoke your proxy at any time before the voting occurs at the meeting.

Chairman and Chief Executive Officer

Malvern, Pennsylvania

January 14, 2005

IKON Office Solutions, Inc.

70 Valley Stream Parkway

Malvern, Pennsylvania 19355

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by IKON Office Solutions, Inc. (“IKON” or the “Company” or “we” or “us”), on behalf of our Board of Directors, to be used at our annual meeting of shareholders which will be held on February 23, 2005 at 9:00 a.m. at our offices at 70 Valley Stream Parkway, Malvern, Pennsylvania. The proxy statement and the accompanying proxy card are being mailed to shareholders beginning January 18, 2005.

INFORMATION ON VOTING

Who Can Vote

Only holders of record of common stock at the close of business on December 31, 2004 will be entitled to vote at the meeting. On that date, there were 140,381,082 shares of common stock outstanding. Each record holder of common stock will be entitled to one vote for each share of common stock held of record.

How You Can Vote

You may vote in person at the meeting or by proxy. Instructions for voting by mail are on your proxy card. If your shares are held in a stock brokerage account or by another nominee, such as a bank or trust (other than shares in IKON’s Retirement Savings Plan, which is discussed below), then the broker or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered to be the beneficial owner of those shares, with your shares being held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares. Your broker or other nominee could vote your shares without your instructions on the proposal for election of directors, but is not required to do so. To be sure your shares are voted, you should instruct your broker or other nominee to vote your shares. We recommend that you vote by proxy even if you plan to attend the meeting. You may change your vote by delivering another proxy to the Company in accordance with the instructions on the proxy card before voting occurs at the meeting or by voting in person at the meeting. In addition, you may revoke your proxy by notifying the Secretary in writing any time before voting occurs at the meeting or by notifying the Company in person at the meeting. If you hold your shares in street name, you must contact your broker or other nominee regarding how to revoke your proxy and change your vote.

Manner for Voting Proxies

The shares represented by valid proxies will be voted in the manner specified on the proxy card. Where specific choices are not indicated on the proxy card, the shares represented by valid proxies will be voted as recommended by our Board of Directors on all matters. Should any business matter not described in this proxy statement be properly presented at the meeting, the persons named in the proxy card will vote in accordance with their judgment. The Board of Directors knows of no matter, other than the election of director nominees listed in this proxy statement, which may be presented at the meeting.

You are urged to sign and return your proxy card promptly to make certain your shares will be voted at the meeting. For your convenience, a return envelope is enclosed, requiring no additional postage if mailed in the United States.

Voting Shares in the IKON Retirement Savings Plan

The Retirement Savings Plan trustee will vote plan shares as participants direct on their proxy card. If participants do not sign and return a proxy card, the trustee will vote their plan shares in the same ratio indicated by the voting instructions that the trustee receives from other participants. If participants sign and return a proxy card, but fail to indicate how they wish to vote, the trustee will vote their plan shares “For” the director nominees listed in this proxy statement.

Participants in the Retirement Savings Plan must complete, date, sign, and return their proxy card no later than 5:00 p.m., eastern standard time, February 21, 2005 for the shares represented by the proxy to be voted in the manner directed therein by the participant. Participants may attend the annual meeting; however, participants’ shares can only be voted as described above in this paragraph.

Vote Required for Approval

A quorum is necessary to conduct the business of the meeting. This means that holders of at least a majority of the outstanding shares of common stock must be represented at the meeting, either by proxy or in person. Shares represented by broker non-votes are counted in determining the quorum at the meeting, but are not counted for voting purposes. Votes that are withheld from a director nominee are also counted in determining the quorum at the meeting, but do not count as votes in determining the election of directors. An executed proxy that fails to specify a choice on any matter will be voted in accordance with the recommendation of the Board of Directors. Votes are tabulated by National City Bank, our transfer agent.

If a quorum is present at the meeting, the eleven nominees for director receiving the highest number of “For” votes will be elected as directors. Votes may be cast “For” or withheld from a director nominee.

Member firms of the New York Stock Exchange (“NYSE”) have authority to vote on the proposal as a routine item and, therefore, need not decline to vote in the absence of voting direction from an investor.

ELECTION OF DIRECTORS

Nominees for Election as Directors

A Board of Directors consisting of eleven directors is proposed to be elected to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. The eleven nominees, together with brief biographies, are listed below. All of the nominees are currently directors of IKON. Marilyn Ware, a current member of the Board of Directors, has advised us that she will not stand for re-election to the Board of Directors at the meeting. The Board of Directors is not aware that any nominee named in this proxy statement is unable or unwilling to accept nomination or election. If any nominee becomes unable to accept nomination or election, the persons named in the proxy card will vote for the election of any other person that the Board of Directors may recommend at or prior to the annual meeting on February 23, 2005. The Board of Directors unanimously recommends a vote “For” the election of the eleven nominees listed below.

Name	Principal occupation or employment for past five years	Age	Director Since
Judith M. Bell	Managing Partner, Bell Retail Group, a retail consulting company (1994-Present); Consulting Director, USGA Foundation, a non-profit charitable organization (1999-Present); Managing Partner, Bell’s Market West, Inc., a restaurant management company (1978-2000) (Ms. Bell is also a trustee of the El Pomar Foundation).	68	1998

Philip E. Cushing	Chairman, Fosbel Holdings Limited, an industrial maintenance company (2003-Present); Chairman, DCI Biologicals, Inc., a health services management company (2002-Present); Chairman, Paragon Print and Packaging Limited, a packaging company (2002-Present); Chairman, Pelican Restaurants Limited, a restaurant company (2001-2002); Group Chief Executive, The Vitec Group plc, a photographic and broadcast systems and services company (2000-2001); Group Chief Executive, Inchcape plc, an international automotive services company (1996-1999).	54	1997

Matthew J. Espe	Chairman of IKON (2003-Present), President, Chief Executive Officer and Director of IKON (2002-Present); President and Chief Executive Officer of GE Lighting, a division of General Electric Company, a diversified industrial company (2000-2002); President of GE Plastics—Europe, a division of General Electric Company (1999-2000); President of GE Plastics—Asia, a division of General Electric Company (1998-1999) (Mr. Espe also serves on the Advisory Board of the University of Idaho and is a director of Unisys Corporation).	46	2002

Thomas R. Gibson	Lead Independent Director of IKON (2003-Present); Chairman Emeritus (2004-Present), Chairman and Co-founder (1994-2004), interim Chief Executive Officer (September 2001-December 2001) and Chief Executive Officer (1994-2000), Asbury Automotive Group, an automotive retailer (Mr. Gibson is also a director of Falcon Financial Investment Trust and Dealer Tire, LLC).	62	1999

Name	Principal occupation or employment for past five years	Age	Director Since
Richard A. Jalkut	President and Chief Executive Officer, U.S. TelePacific Corp., a telecommunications company (2002-Present); Lead Independent Director (2000-2003), Non-Executive Chairman (1998-2000), IKON; President and Chief Executive Officer, PathNet, a telecommunications company reorganized under Chapter 11 of the federal bankruptcy code (1997-2001) (Mr. Jalkut is also a director of Covad Communications Group, Inc. and HSBC-USA).	60	1996

Arthur E. Johnson	Senior Vice President, Corporate Strategic Development, Lockheed Martin Corporation, an advanced technology company (1999-Present); President and Chief Operating Officer, Lockheed Martin Information and Services Sector (1997-1999) (Mr. Johnson is also a director of AGL Resources Inc.).	57	1999

Kurt M. Landgraf

President and Chief Executive Officer, Educational Testing Service, a private educational testing and measurement organization (2000-Present); Executive Vice President and Chief Operating Officer, E.I. du Pont de Nemours and Company, a science and technology company (1998-2000); Chairman of DuPont Europe, an affiliate of E.I. du Pont de Nemours and Company, and The DuPont Pharmaceutical Company, a division of E.I. du Pont de Nemours and Company (1997-2000); Chief Financial Officer and Executive Vice President, E.I. du Pont de Nemours and Company (1997-1998) (Mr. Landgraf is also a director of aaiPharma, Inc. and NDC Health Corporation).

		58	2000

Gerald Luterman	Executive Vice President and Chief Financial Officer, KeySpan Corporation, a natural gas and electric utility company (1999-Present); Chief Financial Officer, barnesandnoble.com, an online book retail company (February 1999-August 1999); Senior Vice President and Chief Financial Officer, Arrow Electronics, Inc., a technology services company (1996-1999) (Mr. Luterman is also a director of Technology Solutions Company).	61	2003

William E. McCracken	President, Executive Consulting Group, LLC, a general business and management strategy consulting company (2003-Present); General Manager, IBM Printing Systems Division, a division of IBM Corporation, an information technology company (1998-2001); General Manager of Worldwide Marketing, IBM PC Company, a division of IBM Corporation (1994-1998).	61	2003

William L. Meddaugh	President and Chief Executive Officer (1996-2003), Vice President and General Manager (1993-1996), GE Supply Company, a division of General Electric Company, a diversified industrial company; General Manager—Industrial and Power Development Sales, GE Power Systems, a division of General Electric Company (1988-1993).	61	2003

Anthony P. Terracciano	President, First Union Corporation, a financial services company (1995-1997); Chairman and Chief Executive Officer, First Fidelity Bank, a financial services company (1990-1995); President, Mellon Bank, a financial services company (1987-1990) (Mr. Terracciano is also a director of Avaya, Inc., Monmouth Medical Center, Riggs National Corporation, TradeCard Inc. and Knoll, Inc.).	65	2003

Director Independence

The Corporate Governance Committee has determined that each member of the Board of Directors, with the exception of Mr. Espe, is “independent,” as such term is defined in the applicable listing standards of the NYSE. In order to assist in determining director independence, the Corporate Governance Committee has adopted categorical standards of independence and will annually review the relationship that each director has with IKON to ensure independence. In addition, the Corporate Governance Committee will take appropriate steps to identify potential conflicts of interest and will determine on a case-by-case basis, by considering all relevant facts and circumstances, whether a director is involved in a conflict of interest that may adversely affect his or her ability to serve on the Board of Directors or on a committee. In making such determination, the Corporate Governance Committee will consider the issue from both the standpoint of the director, and the standpoint of the other persons or companies with which the director has an affiliation that is in question.

The Corporate Governance Committee has defined an “independent director” as one who:

•	Has no material relationship with IKON, either directly, or as a partner, shareholder, or officer of a company that has a relationship with the Company. Material relationships may include, but are not limited to, those that are commercial, industrial, banking, consulting, legal, accounting, charitable, and/or familial;

•	Has not been an employee, or who has an immediate family member who has not been an executive officer, of IKON, or any of its subsidiaries, at any time during the last three years;

•	Has not received, or whose immediate family member has not received, more than $100,000 in direct compensation from IKON during any twelve-month period within the last three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on the director’s continued service) at any time during the last three years;

•	Is not, or whose immediate family member is not, a current partner of IKON’s internal or external auditor;

•	Is not a current employee of IKON’s internal or external auditor, or whose immediate family member is not a current employee of such firm and who participates in the firm’s audit, assurance, or tax compliance (but not tax planning) practice;

•	Has not been, or whose immediate family member has not been, a partner or employee of IKON’s internal or external auditor who personally worked on IKON’s audit at any time during the last three years;

•	Has not been employed, or whose immediate family member has not been employed, as an executive officer of another company where any of IKON’s present executives serves or served at the same time on the other company’s compensation committee at any time during the last three years; and

•	Is not an employee, or whose immediate family member is not an executive officer, of a company that has made payments to, or received payments from IKON for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 Million or 2% of the other company’s consolidated gross revenues.

CORPORATE GOVERNANCE

Committees of the Board of Directors; Meetings

There are five standing committees of the Board of Directors: the Audit Committee, the Corporate Governance Committee, the Human Resources Committee, the Investment and Strategy Committee and the Executive Committee, each of which is described below. Between meetings of the Board of Directors, certain of its powers may be exercised by these standing committees, and these committees, as well as the Board of Directors, sometimes act by unanimous written consent. The Board of Directors has also adopted Corporate Governance Principles, which are available on the Company’s website, www.IKON.com, by clicking on “About IKON,” and then clicking on “Board of Directors.” Please note that none of the information on our website is incorporated by reference in this proxy statement. Our Corporate Governance Principles, along with the charters for the Audit Committee, the Corporate Governance Committee and the Human Resources Committee, are also available in print to any shareholder who requests them by contacting Veronica Rosa, Investor Relations, P.O. Box 834, Valley Forge, PA 19482-0834.

The Audit Committee is chaired by Mr. Landgraf. Its other members are Messrs. Cushing (until February 2005), Jalkut, Luterman and Terracciano. In February 2005, Mr. Meddaugh will replace Mr. Cushing on the Audit Committee. Each current and proposed member of the Audit Committee is “independent,” as such term is defined in the applicable listing standards of the NYSE. In addition, the Board of Directors has determined that Messrs. Landgraf, Luterman and Terracciano are “audit committee financial experts” as defined by the Securities and Exchange Commission (“SEC”) rules. The Audit Committee functions include the following: (i) to review the independent auditor reports relating to the audits of our financial statements; and (ii) to review and discuss internal financial controls and accounting procedures with both our independent auditors and our internal auditors. A copy of the Audit Committee Charter is available on the Company’s website, www.IKON.com, by clicking on “About IKON,” and then clicking on “Board of Directors.” The Audit Committee met 12 times during the fiscal year ended September 30, 2004. Additional information about the Audit Committee is contained in the Audit Committee Report on page 23 of this proxy statement.

The Corporate Governance Committee is chaired by Mr. Gibson. Its other members are Messrs. Jalkut, Johnson and Landgraf, and Ms. Ware (until February 2005). In February 2005, Mr. Cushing will replace Ms. Ware on the Corporate Governance Committee. Each current and proposed member of the Corporate Governance Committee is “independent,” as such term is defined in the applicable listing standards of the NYSE. The Corporate Governance Committee functions include the following: (i) to review and evaluate director candidates for the Board of Directors, and to make recommendations to the Board of Directors concerning nominees for election as members of the Board of Directors; (ii) to evaluate and recommend an appropriate committee structure of the Board and to recommend to the Board of Directors those directors to be selected for membership on the various committees of the Board of Directors; (iii) to determine the compensation of independent directors; and (iv) to set and implement policies regarding corporate governance. A copy of the Corporate Governance Committee Charter is available on the Company’s website, www.IKON.com, by clicking on “About IKON,” and then clicking on “Board of Directors.” The Corporate Governance Committee met 4 times during the fiscal year ended September 30, 2004.

The Human Resources Committee is chaired by Mr. Johnson. Its other members are Messrs. Gibson and McCracken, Ms. Bell and Ms. Ware (until February 2005). In February 2005, Mr. Luterman will replace Ms. Ware on the Human Resources Committee. The Human Resources Committee functions include the following: (i) to assist the Board of Directors in fulfilling its responsibilities to shareholders relating to succession planning for our Chief Executive Officer and our other executive officers; (ii) to evaluate the performance of our Chief Executive Officer; and (iii) to set policies regarding executive compensation and determine the total compensation of each of our executive officers (see the section of this proxy statement entitled “Human Resources Committee Report on Executive Compensation” beginning on page 10). The Human Resources Committee has all of the powers and exercises all of the duties of the Board of Directors in the administration of, and as described in, our stock option, stock purchase, Long Term Incentive Compensation, deferred compensation and other similar plans. A copy of the Human Resources Committee Charter is available on the Company’s website, www.IKON.com, by clicking on “About IKON,” and then clicking on “Board of Directors.” The Human Resources Committee met 6 times during the fiscal year ended September 30, 2004.

The Investment and Strategy Committee is chaired by Mr. Cushing. Its other members are Messrs. Gibson, Johnson, McCracken, Meddaugh and Terracciano, and Ms. Bell (until February 2005). The Investment and Strategy Committee functions include the following: (i) to review and approve acquisitions and divestitures of businesses and to recommend to the Board of Directors the issuance of stock or debt with respect to those transactions; (ii) to approve certain capital expenditures; and (iii) to review investment-related activity and the business strategy and direction of IKON. The Investment and Strategy Committee met 3 times during the fiscal year ended September 30, 2004.

The Executive Committee is chaired by Mr. Espe. Its other members are Messrs. Gibson and Jalkut. The Executive Committee has been granted with and may exercise the powers of the Board of Directors between regular meetings of the Board of Directors. The Executive Committee did not meet during the fiscal year ended September 30, 2004.

Currently, Mr. Espe is the Chairman of the Board of Directors, and Mr. Gibson is the Lead Independent Director. Mr. Gibson acts as the chair of any meetings of the independent directors or any executive sessions during any meetings of the full Board of Directors.

During the fiscal year ended September 30, 2004, the Board of Directors met 11 times. Each director attended at least 75% of the total number of the meetings of the Board of Directors and the meetings of all committees on which he or she served. The Company does not maintain a policy requiring directors to attend the annual meeting of shareholders; however, all current directors who were nominated for directorship in 2004 were in attendance at the 2004 annual meeting of shareholders.

Director Nomination Process

The Corporate Governance Committee engages third party search firms to assist in identifying and assessing the qualifications of director candidates. In addition, the Corporate Governance Committee considers recommendations for director candidates from the Company’s shareholders and directors. Shareholders may submit recommendations for director candidates in accordance with the process outlined below in “Shareholder Nominations.”

The Corporate Governance Committee evaluates each director candidate in light of, among other things, the candidate’s experience and qualifications. Qualifications required of the Company’s directors are contained in our Criteria for Board and Committee Service, which can be found on our website, www.IKON.com, by clicking on “About IKON,” and then clicking on “Corporate Governance.” Director candidates will only be considered for nomination if they meet the qualifications required of the Company’s directors, which include the following:

•	Directors must possess integrity and strong ethics;

•	Directors shall be experienced in leading major organizations as executive officers;

•	Directors shall not stand for re-election to the Board of Directors once they reach the age of seventy;

•	Directors are expected to possess good judgment and the ability to analyze complex business and public issues; and

•	Directors are not permitted to serve on the Board of Directors of more than four public companies, and Audit Committee members are not permitted to serve on the Audit Committees of more than three public companies unless approved by the Board of Directors.

In addition, the Board must consist of a majority of independent directors, as defined by the listing standards of the NYSE and the rules promulgated by the SEC. Once director candidates are identified, either through third party search firms or recommendations from the Company’s shareholders and directors, the Corporate Governance Committee recommends to the Board of Directors the director nominees, as appropriate, based upon its evaluation of each director candidate. The Board of Directors then approves formal nominations for membership on the Board of Directors for inclusion in the slate of directors at the annual meeting of shareholders or to fill open positions on the Board of Directors between annual meetings of the shareholders.

Shareholder Nominations

Shareholder suggestions for nominees for director should be submitted to the IKON Board of Directors, c/o Secretary, P.O. Box 834, Valley Forge, PA 19482-0834, with the recommended candidate’s biographical data and written consent to nomination and to serving as a director, if elected, no later than the date by which shareholder proposals for action must be submitted. We describe the procedures for submitting shareholder proposals and communicating with directors on page 24 of this proxy statement.

Security Ownership

The table below shows how much of our common stock was beneficially owned as of December 1, 2004 (unless a different date is indicated) by (i) each director and nominee for director, (ii) each executive officer named in the Summary Compensation Table on page 14 of this proxy statement, (iii) each person known by IKON to beneficially own more than 5% of our common stock and (iv) all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Ownership
Judith M. Bell	112,454	(1)	*
Philip E. Cushing	107,450	(2)	*
Brian D. Edwards	93,077	(3)	*
Matthew J. Espe	343,945	(4)	*
Thomas R. Gibson	161,341	(5)	*
Richard A. Jalkut	217,936	(6)	*
Arthur E. Johnson	147,009	(7)	*
Kurt M. Landgraf	150,128	(8)	*
Don H. Liu	336,483	(9)	*
Gerald Luterman	11,551	(10)	*
William E. McCracken	16,861	(11)	*
William L. Meddaugh	11,781	(12)	*
Beth B. Sexton	175,017	(13)	*
Anthony P. Terracciano	54,350	(14)	*
William S. Urkiel	528,444	(15)	*
Marilyn Ware	70,542	(16)	*
All current directors and executive officers as a group	2,897,166		2.0%
State Street Bank and Trust Company, Trustee 225 Franklin Street Boston, MA 02110	25,339,222	(17)	17.9%
CitiGroup, Inc. 399 Park Avenue New York, NY 10043	18,956,492	(18)	13.4%
Capital Group International, Inc. 11100 Santa Monica Blvd. Los Angeles, CA 90025	14,780,720	(19)	10.5%
Capital Research and Management Company 333 South Hope Street, 55th Floor Los Angeles, CA 90071	12,600,000	(20)	8.9%

*	Less than 1% of IKON’s total outstanding common stock.
(1)	Includes options (exercisable as of December 1, 2004 or within 60 days thereof) to purchase 79,650 shares of common stock. Also includes 25,131 deferred stock units accrued under the Amended and Restated 2000 IKON Office Solutions, Inc. Non-Employee Directors’ Compensation Plan (the “2000 Directors’ Plan”).
(2)	Includes options (exercisable as of December 1, 2004 or within 60 days thereof) to purchase 85,065 shares of common stock. Also includes 10,557 deferred stock units accrued under the 2000 Directors’ Plan.
(3)	Includes options (exercisable as of December 1, 2004 or within 60 days thereof) to purchase 71,993 shares of common stock.
(4)	Includes options (exercisable as of December 1, 2004 or within 60 days thereof) to purchase 343,034 shares of common stock.
(5)	Includes options (exercisable as of December 1, 2004 or within 60 days thereof) to purchase 114,404 shares of common stock. Also includes 26,994 deferred stock units accrued under the 2000 Directors’ Plan.
(6)	Includes options (exercisable as of December 1, 2004 or within 60 days thereof) to purchase 177,183 shares of common stock. Also includes 24,536 deferred stock units accrued under the 2000 Directors’ Plan.
(7)	Includes options (exercisable as of December 1, 2004 or within 60 days thereof) to purchase 114,711 shares of common stock. Also includes 28,682 deferred stock units accrued under the 2000 Directors’ Plan.
(8)	Includes options (exercisable as of December 1, 2004 or within 60 days thereof) to purchase 117,502 shares of common stock. Also includes 28,216 deferred stock units accrued under the 2000 Directors’ Plan.
(9)	Includes options (exercisable as of December 1, 2004 or within 60 days thereof) to purchase 286,000 shares of common stock.
(10)	Includes options (exercisable as of December 1, 2004 or within 60 days thereof) to purchase 5,843 shares of common stock. Also includes 5,708 deferred stock units accrued under the 2000 Directors’ Plan.
(11)	Includes options (exercisable as of December 1, 2004 or within 60 days thereof) to purchase 9,274 shares of common stock. Also includes 7,587 deferred stock units accrued under the 2000 Directors’ Plan.
(12)	Includes options (exercisable as of December 1, 2004 or within 60 days thereof) to purchase 5,843 shares of common stock. Also includes 5,138 deferred stock units accrued under the 2000 Directors’ Plan.
(13)	Includes options (exercisable as of December 1, 2004 or within 60 days thereof) to purchase 140,782 shares of common stock.
(14)	Includes options (exercisable as of December 1, 2004 or within 60 days thereof) to purchase 13,474 shares of common stock. Also includes 15,876 deferred stock units accrued under the 2000 Directors’ Plan.
(15)	Includes options (exercisable as of December 1, 2004 or within 60 days thereof) to purchase 440,034 shares of common stock.
(16)	Includes options (exercisable as of December 1, 2004 or within 60 days thereof) to purchase 53,091 shares of common stock. Also includes 14,309 deferred stock units accrued under the 2000 Directors’ Plan.
(17)	State Street Bank and Trust Company (“State Street”), trustee under the IKON Retirement Savings Plan, reported its beneficial ownership on a Schedule 13G filed with the SEC on February 5, 2004. The filing indicates that as of December 31, 2003, State Street had sole voting power for 1,530,733 shares, shared voting power for 23,759,089 shares, sole dispositive power for 1,668,313 shares and shared dispositive power for 23,670,909 shares. In addition, out of the total number of shares beneficially owned by State Street, State Street indicated that it owned approximately 94% of its holdings on behalf of the IKON Retirement Savings Plan.
(18)	CitiGroup, Inc. (“CitiGroup”), filing on behalf of itself and its subsidiaries Citigroup Global Markets, Inc., Citigroup Financial Products, Inc., Citigroup Global Markets Holdings, Inc., reported its beneficial ownership on a Schedule 13G filed with the SEC on February 11, 2004. The filing indicates that as of December 31, 2003, CitiGroup had sole voting power for no shares, shared voting power for 18,956,492 shares, sole dispositive power for no shares and shared dispositive power for 18,956,492 shares.
(19)	Capital Group International, Inc. (“Capital Group”) reported its beneficial ownership on a Schedule 13G filed with the SEC on October 12, 2004. The filing indicates that as of September 8, 2004, Capital Group had sole voting power for 10,873,900 shares, shared voting power for no shares, sole dispositive power for 14,780,720 shares and shared dispositive power for no shares.
(20)	Capital Research and Management Company. (“Capital Research”) reported its beneficial ownership on a Schedule 13G filed with the SEC on February 13, 2004. The filing indicates that as of December 31, 2003, Capital Research had sole voting power for no shares, shared voting power for no shares, sole dispositive power for 12,600,000 shares and shared dispositive power for no shares.

PERFORMANCE OF IKON COMMON STOCK

The following graph compares the cumulative total shareholder return of IKON common stock with the cumulative total return of: (i) the Russell 2000 Index and (ii) an industry peer group (identified in the graph below as “Peer Group”) consisting of the following companies: Danka Business Systems PLC, Global Imaging Systems, Inc., Hewlett-Packard Company, Imagistics International, Inc., Lexmark International, Inc., Pitney Bowes Inc., and Xerox Corporation. Cumulative total shareholder return is measured by assuming an investment of $100 made at close of business on September 30, 1999 (with dividends reinvested).

EXECUTIVE COMPENSATION

Human Resources Committee Report on Executive Compensation

IKON’s executive compensation program is administered by the Human Resources Committee of the Board of Directors, which has responsibility for all aspects of the compensation program for the executive officers of IKON. The Human Resources Committee is composed of the directors listed at the end of this report, none of whom is an employee of IKON and each of whom qualifies as a non-employee director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an outside director for purposes of Section 162(m) of the Internal Revenue Code (“Code”).

A key objective of the Human Resources Committee is to consider, establish and administer programs that attract and retain key executives, and to align their compensation with IKON’s performance, business strategies and growth in shareholder value. To this end, the Human Resources Committee has established, and the Board of Directors has endorsed, an executive compensation philosophy that includes the following elements:

•	A “pay-for-performance” orientation under which compensation reflects corporate and individual performance;

•	An emphasis on stock incentives to closely align the interests of executives with the long-term interests of shareholders;

•	An emphasis on total compensation under which base salaries are generally set at or near competitive levels, determined by assessing compensation against companies in IKON’s industry and against similar organizations, but which motivates and rewards executives with total compensation, including incentive programs, at or above competitive levels if corporate and/or individual performance is superior;

•	An appropriate balance of short-term and long-term compensation that facilitates retention of talented executives, rewards long-term strategic planning, and encourages IKON stock ownership; and

•	Recognition that selective use of executive employment, noncompete and change in control agreements will enable IKON to attract and retain talented key executives, and will enable management to place its exclusive focus on strategic planning and financial and operational issues affecting the business.

As a matter of policy, the Human Resources Committee has structured IKON’s executive compensation plans so that cash and option awards under those plans generally will be excluded from compensation to which the $1,000,000 deduction limit of Section 162(m) of the Code applies, subject to consideration of other corporate objectives.

The primary components of IKON’s executive compensation program are (a) base salaries; (b) annual cash incentive bonus opportunities; (c) long-term incentive opportunities; and (d) executive employment, noncompete and change in control agreements.

Base Salaries

Base salaries for executive officers are established at the beginning of the term of each executive’s employment contract based on a comparison to competitive market levels for the executive’s job function. During the term of the contract, the executive’s base salary is subject to adjustment on the basis of individual and corporate performance, as well as competitive, inflationary and internal equity considerations. Prior to expiration of the contract term, the Human Resources Committee evaluates the executive’s contribution to IKON, makes a determination as to whether to continue the executive in his or her current position, and reviews the executive’s current base salary (in light of current market levels and the executive’s performance) to determine whether such base salary should be adjusted.

In determining the compensation of IKON’s executives, the Human Resources Committee has considered the relevant market not to be limited to the companies included in the industry peer group reflected in the stock performance graph on page 10 of this proxy statement. Because of IKON’s distribution focus, the companies considered to be comparable to IKON for compensation purposes have historically included a broad cross-section of companies that are representative of distribution companies generally.

In setting the annualized base salary for fiscal 2004 of $750,000 for Mr. Espe, Chairman and Chief Executive Officer, the Human Resources Committee evaluated the factors described above, which are generally used for setting compensation.

Annual Incentive Bonus

Annual incentive bonus payments to executive officers are awarded pursuant to the IKON Office Solutions, Inc. Annual Bonus Plan, and are based on individual and corporate performance compared to the targets established for the year. The annual incentive bonus opportunity for executive officers is established in an amount equal to a percentage of eligible base salary earnings. For fiscal 2004, the Human Resources Committee determined that corporate annual incentive bonus targets for executive officers, including the individuals named in the Summary Compensation Table on page 14 of this proxy statement, will be based on achievement of revenue, operating income and cash targets for IKON. If either corporate or individual performance exceeds any of the established performance targets during a fiscal year, executive officers’ bonuses may exceed the annual incentive bonus targets.

For fiscal 2004, Mr. Espe received an annual incentive bonus of $419,231, which represents 74.5% of his fiscal 2004 bonus opportunity, based on IKON’s achievement of 98.6% of IKON’s established revenue target, 88.5% of IKON’s established operating income target and 110.8% of IKON’s established cash target. For the other executive officers named in the Summary Compensation Table, annual incentive bonus awards for fiscal 2004 were based on IKON’s performance described above, as well as business unit and individual objective performance criteria.

Long Term Incentive Compensation

LTIP Awards and Payouts

Awards were granted pursuant to the IKON Office Solutions, Inc. Long Term Incentive Compensation Plan (referred to herein as the “LTIP”) until September 30, 2004, at which time the LTIP terminated. After September 30, 2004, long-term incentive performance awards will generally be granted pursuant to the 2003 IKON Office Solutions, Inc. Employee Equity Incentive Plan. The awards vest only if certain performance and other criteria are met. The executive’s entitlement to a payout for an award under the LTIP is based on the achievement of objective financial and operating performance goals over successive three-year periods (with a new three-year period beginning every fiscal year), and payouts for awards, if vested, are distributed at the end of each of those three-year periods. The awards for the 2003-2006 performance period and for the 2004-2007 performance period for Mr. Espe as well as the other executive officers named in the Summary Compensation Table are disclosed in the Long Term Incentive Awards in Last Fiscal Year table on page 16 of this proxy statement. None of the individuals named in the Summary Compensation Table on page 14 of this proxy statement received a payout for awards granted for the 2001-2004 performance period.

Restricted Stock Awards

Restricted stock awards were granted pursuant to the LTIP until September 30, 2004, at which time the LTIP terminated. After September 30, 2004, restricted stock awards will generally be granted pursuant to the 2003 IKON Office Solutions, Inc. Employee Equity Incentive Plan. Such awards are made to reward performance that contributes to IKON’s success, and to attract, motivate and retain qualified senior executives and employees. The shares of IKON common stock underlying the restricted stock awards to executives generally are issued and distributed when they vest in equal annual installments over a specified period of years, as long as the executive remains a full-time active employee of IKON on the applicable distribution date. During fiscal 2004, none of the individuals named in the Summary Compensation Table on page 14 of this proxy statement received restricted stock awards.

Stock Options

Stock options are granted as a reward for past performance and as motivation for future performance that maximizes shareholder value. Stock options are generally granted for 10-year terms and vest over a specified period of years. Stock options generally have an exercise price equal to the fair market value of IKON common stock on the date of grant.

On December 12, 2003, Mr. Espe, as well as all of the other executive officers named in the Summary Compensation Table, received an option grant as an incentive for future performance. The amounts of those option grants are set forth in the Option Grants in Last Fiscal Year table on page 15 of this proxy statement.

Employment Contracts

The Human Resources Committee believes that the selective use of employment, noncompete and change in control contracts provides leadership continuity, which benefits IKON’s shareholders and employees and safeguards IKON against the risks associated with former key executives entering into certain competitive business or employment relationships. In addition, these contracts allow senior management to focus exclusively on strategic planning and financial and operational issues affecting the business, and create an incentive for executives to perform in a manner that will contribute to shareholder value and future growth. Accordingly, noncompete agreements are in place with Messrs. Edwards, Espe, Liu, Urkiel, Ms. Sexton and certain other senior executives. In addition, change in control arrangements are in place with certain other senior executives, including all of the current executives named in the Summary Compensation Table on page 14 of this proxy statement. For further information on executive employment, noncompete and change in control contracts see the section entitled “Change in Control Arrangements, Executive Employment Contracts and Severance Arrangements” beginning on page 17 of this proxy statement.

Summary of Compensation Philosophy

The Human Resources Committee is firmly committed to the ongoing review and evaluation of IKON’s executive compensation practices. The Human Resources Committee believes that its ongoing review will ensure that IKON’s pay practices are in keeping with the practices of comparable companies and will ensure that such practices create significant performance incentives for executives while maximizing shareholder value.

The Human Resources Committee of the Board of Directors:

Judith M. Bell

Thomas R. Gibson

Arthur E. Johnson (Chairman)

William E. McCracken

Marilyn Ware

Summary of Executive Compensation

The following table shows compensation earned during the last three fiscal years to Matthew J. Espe, our Chairman and Chief Executive Officer, and each of our other four most highly compensated executive officers during the fiscal year ended September 30, 2004.

SUMMARY COMPENSATION TABLE
		Annual Compensation		Long-Term Compensation
		Salary($)	Bonus($)	Awards		Payouts
Name and Principal Position	Fiscal Year			Securities Underlying Options(#)	Restricted Stock Awards($)(1)	LTIP Payouts ($)	All Other Compensation ($)(2)
Matthew J. Espe(3) Chairman and Chief Executive Officer	2004 2003 2002	750,000 725,000 66,923	419,231 1,393,750 407,813	447,100 291,000 300,000	— — 2,624,500	— — —	222,304 2,510 —

Brian D. Edwards(4) Senior Vice President, North America Sales	2004 2003 2002	325,705 319,039 287,200	126,172 100,128 218,716	64,000 55,000 24,000	— — —	— — —	35,819 110,292 5,572

Don H. Liu Senior Vice President, General Counsel and Secretary	2004 2003 2002	355,350 345,000 330,000	172,147 164,151 272,140	48,000 45,000 60,000	— — —	— — —	6,500 6,000 7,370

Beth B. Sexton Senior Vice President, Human Resources	2004 2003 2002	305,000 285,000 245,000	113,659 104,310 148,440	37,000 41,000 40,000	— — —	— — —	6,500 6,000 7,370

William S. Urkiel(5) Former Senior Vice President and Chief Financial Officer	2004 2003 2002	468,000 450,000 420,000	261,600 247,050 389,655	86,500 67,800 75,000	— — —	— — —	6,500 6,000 7,370

(1)	As of September 30, 2004, the total number and value, respectively, of restricted shares held by these executives were: Mr. Espe: 290,000 ($3,485,800); Mr. Edwards: 6,667 ($80,137); Mr. Liu: 8,334 ($100,175); Ms. Sexton: 6,667 ($80,137); and Mr. Urkiel: 22,500 ($270,450). There are no voting, dividend or other rights associated with any of the restricted shares of IKON common stock outstanding as of September 30, 2004. Mr. Espe’s restricted stock award of 290,000 shares was granted to Mr. Espe effective August 28, 2002, and the amount set forth in the table above represents the fair market value of that award on the date of grant.
(2)	Includes the value of shares of IKON common stock purchased with matching company contributions under IKON’s 401(k) Plan, calculated as of the date of purchase. For fiscal 2004, such matching company contributions were as follows: Matthew J. Espe: $9,990; Brian D. Edwards: $6,102; Don H. Liu: $6,500; Beth B. Sexton: $6,500; and William S. Urkiel: $6,500. For Mr. Espe, the remaining amount represents relocation compensation (including a gross-up for taxes) totaling $212,314 in fiscal 2004. For Mr. Edwards, the remaining amount represents relocation compensation (including a gross-up for taxes) totaling $29,717 in fiscal 2004 and $103,894 in fiscal 2003. The Summary Compensation Table does not include any amounts of perquisites or other personal benefits not required to be reported by the rules and regulations of the SEC.
(3)	Mr. Espe assumed the position of Chief Executive Officer on August 28, 2002. The amount listed for Mr. Espe’s bonus in 2003 includes $850,000 paid to Mr. Espe on January 15, 2003 as a signing bonus and $543,750 as a guaranteed annual incentive bonus pursuant to the terms of his employment contract as further described on page 18 herein.
(4)	Mr. Edwards was promoted to the position of Senior Vice President, North American Sales, on August 9, 2004.
(5)	On July 29, 2004, Mr. Urkiel announced his plan to retire from IKON in fiscal year 2005, and on January 3, 2005, Mr. Urkiel retired from IKON, as further described on page 20 of this proxy statement.

Option Grants

The following table shows stock options granted during the fiscal year ended September 30, 2004 to the executive officers named in the Summary Compensation Table.

Options Granted in Last Fiscal Year
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)(3)	Expiration Date	Grant Date Present Value ($/Sh)(4)
Matthew J. Espe	447,100(1)	21.58%	10.79	12/12/2013	5.76
Brian D. Edwards	29,000(1)	1.40%	10.79	12/12/2013	5.76
	35,000(2)	1.69%	11.83	9/07/2014	6.74
Don H. Liu	48,000(1)	2.32%	10.79	12/12/2013	5.76
Beth B. Sexton	37,000(1)	1.79%	10.79	12/12/2013	5.76
William S. Urkiel	86,500(1)	4.18%	10.79	12/12/2013	5.76
(1)	The nonqualified stock options to executives were granted effective as of December 12, 2003. The options become exercisable in equal one-third increments beginning on the first anniversary of such date.
(2)	The nonqualified stock options to Mr. Edwards were granted on September 7, 2004. The options become exercisable in equal one-third increments beginning on the first anniversary of such date.
(3)	The exercise price equals the fair market value of IKON common stock on December 12, 2003 or September 7, 2004, as applicable.
(4)	The values for the December 12, 2003 option grants were calculated using the Black-Scholes option valuation methodology, based on the following assumptions: (a) exercise of an option in the third year after its grant; (b) 3.23% expected risk-free rate of return; (c) 51.6% expected volatility; and (d) 1.48% expected dividend yield. The value of the September 7, 2004 option grant was calculated using the Black-Scholes option valuation methodology, based on the following assumptions: (a) exercise of an option in the third year after its grant; (b) 3.48% expected risk-free rate of return; (c) 51.7% expected volatility; and (d) 1.48% expected dividend yield.

Option Exercises

The following table shows fiscal year-end values of options held by each of the executive officers named in the Summary Compensation Table at September 30, 2004.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at Fiscal Year-End ($) Exercisable/Unexercisable(1)
Matthew J. Espe	0	0	97,000/941,100	414,190/2,269,313
Brian D. Edwards	60,333	437,237	43,893/108,666	20,079/196,111
Don H. Liu	20,000	190,000	235,000/98,000	1,086,450/198,540
Beth B. Sexton	39,000	351,000	101,448/77,666	333,053/169,822
William S. Urkiel	20,000	190,000	363,600/156,700	1,705,322/313,649
(1)	Value of unexercised options equals the difference between the fair market value of IKON common stock (based on the stock’s closing price on the NYSE on September 30, 2004) and the exercise prices of the options.

Long Term Incentive Awards

The following table shows information about grants of incentive awards under IKON’s LTIP made in fiscal 2004 to the executive officers named in the Summary Compensation Table.

Long Term Incentive Awards in Last Fiscal Year
Name	Target Amount of Performance Incentive Award ($)	Performance or Other Period Until Maturation or Payment	Potential Future Payouts ($)(2)
			Threshold	Target	Maximum
Matthew J. Espe	2,178,000(1)	10/01/03—9/30/06	108,900	2,178,000(3)	4,356,000
	1,667,000(2)	10/01/04—9/30/07	0	1,667,000(4)	3,334,000
Brian D. Edwards	139,000(1)	10/01/03—9/30/06	6,950	139,000(3)	278,000
	327,000(2)	10/01/04—9/30/07	0	327,000(4)	654,000
Don H. Liu	234,000(1)	10/01/03—9/30/06	11,700	234,000(3)	468,000
	272,000(2)	10/01/04—9/30/07	0	272,000(4)	544,000
Beth B. Sexton	180,000(1)	10/01/03—9/30/06	9,000	180,000(3)	360,000
	199,000(2)	10/01/04—9/30/07	0	199,000(4)	398,000
William S. Urkiel	421,000(1)	10/01/03—9/30/06	21,050	421,000(3)	842,000
(1)	These LTIP awards were granted on December 12, 2003 as part of each executive’s fiscal year 2004 long-term compensation package. Represents the potential cash value of the target LTIP award granted, which, if earned and vested, will entitle each executive officer listed to receive a payout in cash or shares of IKON common stock. Payouts under the LTIP will be based on achievement of target growth in IKON’s earnings per share over a period from October 1, 2003 to September 30, 2006.
(2)	These LTIP awards were granted on September 30, 2004 as part of each executive’s fiscal year 2005 long-term compensation package. Represents the potential cash value of the target LTIP award granted, which, if earned and vested, will entitle each executive officer listed to receive a payout in cash or shares of IKON common stock. Payouts under the LTIP will be based on achievement of target growth in IKON’s earnings per share over a period from October 1, 2004 to September 30, 2007.
(3)	Amounts listed for 10/1/03-9/30/06 awards are for achievement between 6% and 60% of earnings per share growth.
(4)	Amounts listed for 10/1/04-9/30/07 awards are for achievement of IKON’s established revenue, operating income and cash targets and at least 5% compound annual growth rate of earnings per share from fiscal 2004.

Pension Plan and Supplemental Retirement Plans

IKON employees who are United States residents and who meet certain age and service requirements are participants in a pension plan (the “Pension Plan”) which provides to eligible retired employees at age 65 annual pension benefits equal to the number of years of credited service multiplied by 1% of average annual compensation earned during the five consecutive years within the employee’s last ten years of participation in the Pension Plan which yield the highest average. All Pension Plan costs are paid by IKON, and the Pension Plan and benefits payable under it are funded on an actuarial basis. All United States employees hired on or after July 1, 2004 are excluded from coverage under the Pension Plan.

IKON also sponsors a non-qualified Supplemental Executive Retirement Plan (“SERP”). Coverage under the SERP is limited to participants in the Pension Plan who are not commissioned sales employees and whose benefits under the Pension Plan are limited because of (a) restrictions imposed by the Code on the amount of benefits which may be paid from a tax-qualified plan, (b) restrictions imposed by the Code on the amount of an employee’s compensation that may be taken into account in calculating benefits to be paid from a tax-qualified plan, or (c) any reductions in the amount of compensation taken into account under the Pension Plan because of an employee’s participation in certain deferred compensation plans sponsored by IKON or one of its participating subsidiaries. The SERP provides for a supplement to the annual pension paid under the Pension

Plan to participants who attain early or normal retirement under the Pension Plan or who suffer a total and permanent disability while employed by IKON or one of its participating subsidiaries and to the pre-retirement death benefits payable under the Pension Plan on behalf of such participants who die with a vested interest in the Pension Plan. The amount of the supplement will be the difference, if any, between the pension or pre-retirement death benefit paid under the Pension Plan and that which would otherwise have been payable but for the restrictions imposed by the Code and any reduction in the participant’s compensation for purposes of the Pension Plan because of his or her participation in certain deferred compensation plans of IKON or one of its participating subsidiaries. The maximum amount of annual compensation upon which benefits earned under the SERP may be based is $500,000.

The following table shows estimated annual retirement benefits that would be payable to participants under IKON’s Pension Plan and, if applicable, the SERP, upon normal retirement at age 65 under various assumptions as to final average annual compensation and years of credited service and on the assumption that benefits will be paid in the form of a single life annuity. The benefits are not subject to any reduction for Social Security benefits.

Estimated Annual Retirement Benefits

	Years of Credited Service
Final Average Compensation	5	10	20	30	35
$200,000	$10,000	$20,000	$40,000	$60,000	$70,000
$250,000	12,500	25,000	50,000	75,000	87,500
$300,000	15,000	30,000	60,000	90,000	105,000
$400,000	20,000	40,000	80,000	120,000	140,000
$500,000 or above	25,000	50,000	100,000	150,000	175,000

Covered compensation under the Pension Plan and SERP of the executive officers named in the Summary Compensation Table includes salary and annual incentive bonus as set forth in the Summary Compensation Table. The years of credited service as of September 30, 2004 for the executive officers named in the Summary Compensation Table were: Matthew J. Espe—2.2 years under the Pension Plan and 4.4 years under the SERP; Brian D. Edwards—19.0 years; Don H. Liu—5.6 years; Beth B. Sexton—8.6 years; and William S. Urkiel—5.4 years.

Change in Control Arrangements, Executive Employment Contracts and Severance Arrangements

Change in Control Arrangements—Employee Benefit Plans and Executive Arrangements

IKON’s stock option plans, deferred compensation plans, LTIP and SERP provide for accelerated vesting (and, for certain plans to the extent permitted by law, accelerated payout of benefits) for all participants upon a change in control. In addition, accelerated vesting is provided to participants in IKON’s 401(k) plan and Pension Plan upon a change in control followed by the participant’s involuntary employment termination within two years following the change in control.

IKON has authorized change in control agreements with senior executive officers and other key executives. For Messrs. Edwards, Liu and Urkiel and Ms. Sexton, the agreements provide that, in the event of a change in control (or, in some circumstances, a potential change in control) followed by the executive’s involuntary termination of employment (or termination of employment by the executive for good reason) within two years after such change in control, the executive will receive the following: (i) full vesting in IKON’s restricted stock, stock options, retirement and deferred compensation plans (if participating in such plans), (ii) the executive’s annual incentive bonus opportunity for the year in which termination occurs, prorated to the date of termination, (iii) a severance benefit equal to two times salary and two times annual incentive bonus opportunity, (iv) continued group hospitalization, health, dental, life and disability insurance and participation in other employee benefit plans for two years, (v) an amount equal to the benefit associated with two years of credited service under IKON’s pension plans, (vi) an amount equal to the value of two years of company contributions under the 401(k) plan (if participating), and (vii) reimbursement for excise taxes (if any) payable as a result of benefits received upon a change in control. In the event that the terms of any employee benefit plan require vesting or payment upon an earlier date than the executive’s change in control agreement, the earlier date will prevail. The change in control agreements further provide that, in the event of a change in control (or, in some circumstances, a potential change in control), followed by the executive’s involuntary termination of employment (or termination by the executive for good reason) within two years following the change in control, any noncompete restrictions otherwise applicable to the executive shall be void.

The employment contract for Mr. Espe contains change in control provisions that are identical to the provisions in the executive change in control arrangements described above, except that, upon involuntary employment termination (or termination by the executive for good reason) within two years following a change in control, Mr. Espe will receive a severance benefit equal to three times salary, three times maximum annual incentive bonus opportunity and a pro rata annual incentive bonus for the year of termination. Mr. Espe will also receive continued group hospitalization, health, dental, life and disability insurance and participation in other employee benefit plans for three years, and will receive an amount equal to three years of company contributions or credited service under IKON’s 401(k) plan and pension plans. Mr. Espe will also be entitled to the continued right to exercise each outstanding stock option for the lesser of two years or the remainder of its stated term. Mr. Espe will also be entitled to receive an accelerated long-term incentive plan payout for all outstanding plan periods. Mr. Espe’s change in control agreement further provides that, in the event of a change in control (or, in some circumstances, a potential change in control), followed by Mr. Espe’s involuntary termination of employment (or termination by Mr. Espe for good reason) within two years following the change in control, any noncompete restrictions otherwise applicable to Mr. Espe shall be void.

Executive Employment Contracts and Severance Arrangements

The following describes the executive employment contracts and severance arrangements that are in place for the current executives named in the Summary Compensation Table on page 14.

Matthew J. Espe

Mr. Espe executed a three-year employment contract with IKON effective August 28, 2002, subject to annual renewal provisions after expiration of the initial term unless either Mr. Espe or IKON provides notice of an intention not to renew. Mr. Espe is eligible to earn an annual incentive bonus with a target bonus opportunity of at least 75% of annual base salary and a maximum bonus opportunity of at least 150% of his annual base salary (subject to achievement of applicable performance goals). Mr. Espe is entitled to two years of credited service under the SERP for each year of credited service he earns under the Pension Plan, subject to a maximum benefit under the SERP equal to 35% of average annual compensation. In connection with the signing of the contract, Mr. Espe was awarded: (i) a cash payment of $850,000 (paid on January 15, 2003); (ii) a sign-on grant of options to purchase 300,000 shares of common stock; and (iii) a sign-on grant of 290,000 shares of restricted stock. The options are scheduled to vest as follows: 50% on August 28, 2005 and the balance on August 28, 2007. The restricted shares are scheduled to vest as follows: 125,000 shares on August 28, 2005, 125,000 shares on August 28, 2007, and 40,000 shares on Mr. Espe’s 65th birthday. Mr. Espe is also eligible to receive awards pursuant to IKON’s long-term incentive program with a target opportunity of at least 90% (and a maximum opportunity of at least 180%) of his base salary (upon achievement of certain performance goals), and a corresponding option grant. For the period from October 1, 2000 through September 30, 2003, Mr. Espe was eligible to receive a prorated LTIP award with a target opportunity of $217,500, for which he received no payout; and for the period from October 1, 2001 through September 30, 2004, Mr. Espe was eligible to receive a prorated LTIP award with a target opportunity of $435,000, for which he received no payout.

If Mr. Espe voluntarily terminates employment during the term of the contract (in circumstances that do not constitute a constructive termination without cause), or is terminated for cause, no severance benefit is provided and Mr. Espe shall forfeit all stock options not exercisable on the termination date and all unvested restricted stock which is outstanding as of the termination date. Absent a change in control (or, in certain circumstances, a potential change in control), if Mr. Espe’s employment is terminated without cause (or due to constructive discharge without cause) under his employment agreement, Mr. Espe will receive: (i) base salary continuation through the second anniversary of his termination date, (ii) a pro rata annual incentive bonus for the year of termination, (iii) annual incentive bonus opportunity for a two-year period after termination, (iv) the right to exercise any outstanding stock option for a one-year period following employment termination or the option’s stated term, whichever is shorter, all such options to become fully exercisable as of the termination date, (v) the vesting of all restricted stock (other than those 40,000 shares scheduled to vest on Mr. Espe’s 65th birthday), (vi) an accelerated LTIP payout at target for all outstanding plan periods, (vii) full vesting in IKON’s retirement and deferred compensation plans (if participating in such plans), and (viii) continued participation in medical, dental, vision, hospitalization, disability and life insurance coverage and other employee benefit plans through the second anniversary of his termination date. If Mr. Espe’s employment is terminated for death or disability, under his employment agreement Mr. Espe (or, if applicable, his estate) will receive: (i) base salary continuation through the month of termination; (ii) a pro rata annual incentive bonus for the year of termination; (iii) the right to exercise any outstanding stock option for a 12-month period following employment termination, all such options to become fully exercisable as of the termination date; (iv) the vesting of all restricted stock (other than the 40,000 shares scheduled to vest on Mr. Espe’s 65th birthday); (v) pro rata LTIP payments if earned; (vi) full vesting in IKON’s retirement and deferred compensation plans (if participating in such plans); and (vii) (if for disability) continued participation in medical, dental, vision, hospitalization, disability and life insurance coverage and other employee benefit plans for a two-year period following termination. Mr. Espe is also eligible to take advantage of certain provisions that are currently available on a general basis under IKON’s stock option plans, provided such provisions remain in effect as of the date of Mr. Espe’s termination, including: (i) a one-year continued vesting/exercisability period in the event of termination without cause (applicable to senior executives only); and (ii) a five-year continued vesting/exercisability period in the event of termination for disability or retirement (which is subject to certain additional restrictions). Mr. Espe is subject to noncompetition and nonsolicitation restrictions upon employment termination, although such noncompetition restrictions will be void under certain circumstances following a change in control or potential change in control.

Finally, Mr. Espe’s employment contract contains certain additional provisions regarding payment of benefits upon employment termination following a change in control (or, in certain circumstances, a potential change in control), which are further described in the section above entitled “Change in Control Arrangements—Employee Benefit Plans and Executive Arrangements,” beginning on page 17 of this proxy statement.

Other Senior Executive Officers

Each of IKON’s other senior executive officers named in the Summary Compensation Table on page 14 of this proxy statement has executed a two-year employment contract, subject to annual automatic renewal provisions after expiration of the initial term unless either the senior executive or IKON provides notice of an intention not to renew. Each contract provides for a minimum annual base salary and a minimum target annual incentive bonus opportunity. If any executive officer’s employment is involuntarily terminated by IKON without cause under his/her employment agreement, he/she will receive: (i) base salary continuation through the second anniversary of his termination date; (ii) a pro rata annual incentive bonus for the year of termination; (iii) annual incentive bonus opportunity for a two-year period after termination; (iv) continued vesting/exercisability period on outstanding stock options for a one-year period after termination; (v) full vesting in IKON’s retirement and deferred compensation plans (if participating in such plans); and (vi) continued participation in medical, dental, vision, hospitalization, disability and life insurance coverage and other employee benefit plans through the second anniversary of the termination date. If any senior executive officer’s employment is terminated due to death or disability, under his/her employment agreement he/she (or, if applicable, his/her estate) will receive: (i) base salary continuation through the month of termination; (ii) a pro rata annual incentive bonus for the year of termination; (iii) the right to exercise any outstanding stock option for a 12-month period following employment termination, all such options to become fully exercisable as of the termination date; (iv) the vesting of all restricted stock; (v) full vesting in IKON’s retirement and deferred compensation plans (if participating in such plans); and (vi) (if for disability) continued participation in medical, dental, vision, hospitalization, disability and life insurance coverage for a two-year period following termination. Each of the senior executive officers identified above is also eligible to take advantage of certain provisions that are available on a general basis under IKON’s stock option plans, including: (i) a one-year continued vesting/exercisability period in the event of termination without cause (applicable to senior executives only); and (ii) a five-year continued vesting/exercisability period in the event of termination for disability or retirement (which is subject to additional restrictions). Unless otherwise determined by the Human Resources Committee of the Board of Directors or except as set forth in this proxy statement, all unvested options will be forfeited upon any termination of employment (other than due to death, disability, retirement, termination without cause or a change in control), and each executive officer is subject to noncompetition and nonsolicitation restrictions upon employment termination, although such noncompetition restrictions will be void under certain circumstances following a change in control or a potential change in control.

Mr. Edwards’s employment contract was effective August 9, 2004 and provided for a target annual incentive bonus opportunity of at least $240,000. As reflected in Mr. Edwards’s employment contract, he received a promotional grant of 35,000 stock options as of September 7, 2004, exercisable over a period of ten years and vesting in three equal annual installments commencing on September 7, 2005. Mr. Liu’s employment contract was effective March 15, 2003 and provided for a target annual incentive bonus opportunity of at least $220,000. As reflected in Mr. Liu’s employment contract, he received a grant of 25,000 shares of restricted stock payable over a period of five years in three equal annual installments commencing March 15, 2002, as long as Mr. Liu remains continuously employed with IKON through each distribution date. Mr. Liu also received a one-time special grant of 40,000 stock options (“Special Stock Options”) and a regular grant of 35,000 stock options as of March 15, 1999, each grant exercisable over a period of five years in five equal annual installments commencing on March 15, 2000. Ms. Sexton’s employment contract was effective January 1, 2002 and provides for a target incentive bonus opportunity of at least $120,000. Pursuant to Ms. Sexton’s employment contract, she received a grant of 20,000 shares of restricted stock payable over a five-year period in three equal annual installments commencing November 22, 2002 as long as Ms. Sexton remains continuously employed with IKON through each distribution date. Mr. Urkiel’s employment contract was effective May 10, 2003 and provides a target annual incentive bonus opportunity of at least $337,500. As reflected in Mr. Urkiel’s employment contract, he received a grant of 50,000 shares of restricted stock distributable as follows: (i) 25,000 shares over a period of five years in three equal annual installments commencing May 10, 2002, (ii) 12,500 shares on May 10, 2004, and (iii) 12,500 shares on May 10, 2009, as long as Mr. Urkiel remains continuously employed with IKON through each distribution date. Mr. Urkiel also received a one-time special grant of 50,000 Special Stock Options and a regular grant of 75,000 stock options as of May 10, 1999, each grant exercisable over a period of five years in five equal annual installments commencing on May 10, 2000. In addition, for each of Mr. Liu and Mr. Urkiel, upon involuntary termination of employment by IKON without cause, all shares of their respective restricted stock described above shall immediately vest and the Special Stock Options shall become fully exercisable for a period of two years following the termination date. On July 29, 2004, Mr. Urkiel announced his plan to retire from IKON in fiscal year 2005. Mr. Urkiel agreed to remain with IKON in a senior position for as long as necessary in order to ensure a smooth transfer of responsibilities to the new Chief Financial Officer, but in no event later than June 30, 2005. In consideration of Mr. Urkiel’s agreement to remain with IKON to ensure a smooth transfer of responsibilities to the new Chief Financial Officer, the Company agreed to pay Mr. Urkiel his base salary and pro rated annual bonus through June 30, 2005, even if his actual retirement date occurs earlier. On September 21, 2004, IKON announced the appointment of Robert F. Woods as Senior Vice President and Chief Financial Officer. In December 2004, Mr. Urkiel informed the Company of his plan to retire from IKON effective January 3, 2005 since the transition of responsibilities to Mr. Woods will have been completed by that date.

Directors’ Compensation

IKON’s 2004 directors’ compensation year began on February 1, 2004 and will end on January 31, 2005. For the directors’ compensation year ending on January 31, 2005, all non-employee directors received a base director’s fee of $35,000 per year for service on the Board of Directors, which was paid out on a quarterly basis. A $1,500 attendance fee was paid for attendance at any regularly scheduled or special meetings of the Board of Directors, and a $1,000 attendance fee was paid for attendance at any regularly scheduled or special committee meetings. In addition, each committee chair received an annual fee of $5,000. All of IKON’s non-employee directors elected to receive their directors’ fees in the form of deferred stock units (as further described below under the section entitled “Deferred Stock Unit Grants in Respect of Directors’ Fees”), except that Mr. Cushing and Ms. Ware elected to receive all of their fees in cash, Mr. Meddaugh and Mr. Luterman elected to receive 75% of their base directors’ fee in cash and Mr. McCracken elected to receive 25% of his base director’s fee in cash.

For the directors’ compensation year beginning on February 1, 2005, all non-employee directors will receive a base director’s fee of $40,000 per year for service on the Board of Directors, which will be paid out on a quarterly basis. A $2,000 attendance fee will be paid for attendance at any regularly scheduled or special Board meetings, and a $1,500 attendance fee will be paid for attendance at any regularly scheduled or special committee meetings. In addition, each committee chair will receive an annual fee of $5,000 and the Audit Committee chair will receive an additional annual fee of $10,000. The Lead Independent Director will receive an annual fee of $20,000.

Deferred Stock Unit Grants in Respect of Directors’ Fees

The Amended and Restated 2000 IKON Office Solutions, Inc. Non-Employee Directors’ Compensation Plan and the 2003 IKON Office Solutions, Inc. Non-Employee Directors’ Compensation Plan (collectively called the “Directors’ Plan”) enable non-employee directors of IKON to receive all or a portion of their directors’ fees in the form of deferred stock units. The number of deferred stock units that a non-employee director is entitled to receive is determined by dividing the amount of the directors’ fees that the non-employee director has elected to receive as deferred stock units by the fair market value of a share of IKON common stock on the date of grant. The Directors’ Plan provides for grants of deferred stock units to each director who has filed with IKON an election to receive deferred stock units in lieu of all or a portion of his or her Board of Director and/or committee fees. The shares of IKON common stock underlying the deferred stock units are generally issuable to the non-employee director holding the deferred stock units when he or she ceases to be a member of the Board of Directors.

Annual Deferred Stock Unit Grants

For the directors’ compensation year ending on January 31, 2005, each non-employee director received an annual grant of deferred stock units entitling the non-employee director to receive that number of deferred stock units determined by dividing $35,000 by the fair market value of a share of IKON common stock as of the date of grant pursuant to the Directors’ Plan. For the directors’ compensation year beginning on February 1, 2005, each non-employee director will receive an annual grant of deferred stock units entitling the non-employee director to receive that number of deferred stock units determined by dividing $45,000 by the fair market value of a share of IKON common stock as of the date of grant pursuant to the Directors’ Plan. The shares of IKON common stock underlying the deferred stock units are generally issuable to the non-employee director holding the deferred stock units when he or she ceases to be a member of the Board of Directors.

Annual Option Grant

In addition to the above deferred stock units, pursuant to the Directors’ Plan each non-employee director receives an annual grant of options to purchase that number of shares of IKON common stock determined by dividing $35,000 by the per-option value, calculated based on the Black-Scholes valuation method, as adjusted from time to time. These options are granted at an exercise price equal to the fair market value of IKON common stock on the date of grant. These options are immediately exercisable and remain exercisable for a period of 10 years from the date of grant.

Other Information

Mr. Luterman, a member of the Company’s Board, has served as the Chief Financial Officer of KeySpan Corporation from August 1999 until the present time (as of the date of this proxy statement). Mr. Luterman, along with other officers of KeySpan, has been named in a formal investigation by the SEC and the U.S. Attorney’s Office, Southern District of New York relating to his trading activities with respect to KeySpan common stock during the period following the acquisition in February 2000 by KeySpan of the Roy Kay companies through the July 17, 2001 announcement of a special accounting charge.

INDEPENDENT AUDITORS

On October 26, 2004, acting on a recommendation of the Audit Committee of the Board of Directors, the Board of Directors approved the engagement of PricewaterhouseCoopers LLP (referred to here as “PwC”) as IKON’s independent accountant for the fiscal year ending September 30, 2005. Representatives of PwC are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Auditors Fees and Services

The aggregate fees billed by PwC for professional services in fiscal 2004 and 2003 were as follows:

Services Rendered	Fiscal 2004	Fiscal 2003
Audit Fees	$3,355,900	$3,184,235
Audit-Related Fees	$2,016,708	$553,428
Tax Fees	$351,000	$357,514
All Other Fees	$55,000	$0

Audit Fees. The audit fees for fiscal 2004 and 2003 include fees for professional services rendered for the audits of the Company’s consolidated financial statements, and review of the interim consolidated financial statements included in quarterly reports and services that generally only the independent auditor can reasonably provide, such as comfort letters, statutory audits, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees. The audit-related fees for fiscal 2004 and 2003 include fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include internal control reviews, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees. Tax fees for fiscal 2004 and 2003 include fees for services related to tax compliance, and tax planning and advice including tax assistance with tax audits. These services include assistance regarding federal, state and international tax compliance and advice, review of tax returns, and federal, state and international tax planning.

All Other Fees. All other fees consist of fees for products and services other than the services reported above.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to a specified cost level. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, all audit and permissible non-audit services in excess of the pre-approved cost level, whether or not such services are included on the pre-approved list of services, must be separately pre-approved by the Audit Committee Chair. Also, all permissible non-audit services must be separately pre-approved by the Audit Committee Chair if the aggregate fees for such services exceed 5% of the total fees paid to the Company’s independent auditor for the current fiscal year.

Audit Committee Report

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of IKON’s accounting functions and internal controls. The Board of Directors has adopted a written charter for the Audit Committee, which can be found on the Company’s website, www.IKON.com, by clicking on “About IKON,” and then clicking on “Board of Directors.” The Audit Committee charter was most recently amended by the Board of Directors in October 2004. Each of the members of the Audit Committee is independent, as defined by the applicable NYSE listing standards. In addition, the Board of Directors has determined that Messrs. Landgraf, Luterman and Terracciano are “audit committee financial experts” as defined by the SEC rules.

The Audit Committee has the sole authority to retain and terminate the Company’s independent accountants. The Audit Committee is responsible for recommending to the Board of Directors that IKON’s financial statements be included in its annual report. The Audit Committee took a number of steps in making this recommendation for fiscal year 2004. First, the Audit Committee discussed with PwC those matters required to be discussed by Statement on Auditing Standards No. 61, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed with PwC the independence of PwC and received from PwC a letter concerning independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed, with IKON management and PwC, IKON’s audited consolidated balance sheet at September 30, 2004, and consolidated statements of income, cash flows and shareholders’ equity for the fiscal year ended September 30, 2004. Based on the discussions with PwC concerning the audit, the independence discussions, and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that IKON’s financial statements be included in its 2004 Annual Report on Form 10-K.

The Audit Committee of the Board of Directors:

Philip E. Cushing

Richard A. Jalkut

Kurt M. Landgraf (Chairman)

Gerald Luterman

Anthony P. Terracciano

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who beneficially own more than ten percent of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of IKON. Executive officers, directors and greater than ten percent shareholders are required by regulation of the SEC to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during fiscal 2004, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten-percent beneficial owners were complied with during fiscal 2004.

GENERAL AND OTHER MATTERS

Expenses of Solicitation

The cost of soliciting proxies will be borne by IKON. Employees of IKON may solicit proxies personally or by telephone. Upon request, we will pay the reasonable expenses incurred by record holders of our common stock who are brokers, dealers, bank or voting trustees, or their nominees, for mailing proxy material and annual shareholder reports to the beneficial owners of the shares they hold of record. In addition to solicitation by mail and by employees, we have made arrangements with Georgeson Shareholder Communications, Inc. to solicit proxies at an expected cost of $9,000 (plus reasonable out-of-pocket expenses).

Shareholder Communications and Proposals

Shareholders may communicate with the Company’s Board of Directors by sending their communications to IKON Board of Directors, c/o Secretary, P.O. Box 834, Valley Forge, PA 19482-0834. All shareholder communications received by the Secretary will be delivered to one or more members of the Board of Directors as appropriate, which shall be determined by the Secretary. Notwithstanding the foregoing, the Secretary will maintain, for a period of two years following the receipt of any communication, for the benefit of the Board of Directors, a record of all shareholder communications received in compliance with this policy. Members of the Board of Directors may review this record of shareholder communications upon their request to the Secretary. In addition, any receipt of any accounting, internal controls, or auditing-related complaints or concerns will be directed to the Audit Committee in accordance with the Audit Committee’s Policy for the Receipt, Retention, and Treatment of Accounting, Internal Accounting Controls and Auditing Complaints, and the Confidential, Anonymous Submission of Accounting-Related Concerns. Shareholders can obtain a copy of the Audit Committee’s policy by sending a request to the Secretary at the address noted above.

Shareholders may submit proposals on matters appropriate for shareholder action at our annual meetings consistent with our Code of Regulations and regulations adopted by the SEC. For shareholder proposals to be considered by the Board of Directors for inclusion in the proxy material for the 2006 annual meeting of shareholders, they must be received by our Secretary on or before September 16, 2005. If a shareholder does not seek inclusion of a proposal in the proxy material and submits the proposal outside the process described in Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, the proposal must be received by our Secretary on or before December 1, 2005. If the proposal is not received by that date, the Board of Directors will be allowed to use its discretionary voting authority as to the proposal when it is raised at the annual meeting. All proposals should be addressed to IKON Office Solutions, Inc. at P.O. Box 834, Valley Forge, PA 19482-0834, Attention: Secretary. Nothing in this paragraph shall be deemed to require us to permit presentation of a shareholder proposal or to include in our proxy materials relating to the 2006 annual meeting of shareholders any shareholder proposal that does not meet all of the requirements for presentation or inclusion established by our Code of Regulations and/or the regulations of the SEC in effect at that time.

HOUSEHOLDING

In order to reduce printing costs and postage fees, IKON has adopted the process called “householding” for mailing its annual report and proxy statement to “street name holders,” which refers to shareholders whose shares are held in a brokerage account or by a bank or other nominee. This means that street name holders who share the same last name and address will receive only one copy of IKON’s annual report and proxy statement, unless IKON receives contrary instructions from a street name holder at that address. IKON will continue to mail a proxy card to each shareholder of record.

If you prefer to receive multiple copies of IKON’s proxy statement and annual report at the same address, you may obtain additional copies by writing to our transfer agent, National City Bank, at 4100 West 150th Street, LOC 01-5352, Cleveland, OH 44135 or by calling (800) 622-6757. Eligible shareholders of record receiving multiple copies of the annual report and proxy statement can request householding by contacting IKON in the same manner.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

This Proxy Statement is accompanied by IKON’s 2004 Annual Report to Shareholders, which includes a copy of the Annual Report on Form 10-K for the year ended September 30, 2004 as filed with the SEC.

DON H. LIU

Secretary

January 14, 2005

PROMPTLY COMPLETE AND RETURN THE

PROXY/VOTING INSTRUCTION FORM BELOW

IN THE ENVELOPE PROVIDED

Carefully fold & detach along perforation

PROXY/VOTING INSTRUCTION CARD

IKON OFFICE SOLUTIONS, INC.

This proxy is solicited on behalf of the Board of Directors of IKON Office Solutions, Inc. The undersigned hereby appoints Don H. Liu and Robert F. Woods, or either of them, each with power of substitution, as proxies for the undersigned to vote all shares of common stock of IKON Office Solutions, Inc. (“IKON”) which the undersigned is entitled to vote at the 2005 Annual Meeting of Shareholders to be held on February 23, 2005, and any adjournments thereof (“2005 Annual Meeting”), as hereinafter specified and, in their discretion, upon such other matters as may properly come before the meeting. The presence at the 2005 Annual Meeting, in person or by proxy, of at least a majority of the votes entitled to be cast at the meeting constitutes a quorum.

If you are a current or former employee of IKON, this proxy card also provides voting instructions for shares held for your account in the IKON Office Solutions, Inc. Retirement Savings Plan (the “Plan”). The trustee for the Plan will vote these shares as you direct in this proxy card. If you do not sign and return a proxy card, the trustee will vote your Plan shares in the same ratio as those shares with respect to which the trustee has received instructions from other Plan participants. If you sign and return a proxy card and fail to specify a choice on any matter, the trustee will vote your Plan shares in accordance with the recommendation of the Board of Directors.

Shares owned by you other than those held in the Plan will be voted only if you sign and return a proxy card, or attend the meeting and vote by ballot. If you sign and return a proxy card and fail to specify a choice on any matter, your shares will be voted in accordance with the recommendation of the Board of Directors. If you hold your shares in “street name,” you must contact your broker or other nominee to instruct them how to vote your shares, revoke your proxy or change your vote.

The Board of Directors recommends a vote “FOR” the proposal described below. Member firms of the New York Stock Exchange have authority to vote on the proposal described below as a routine item and need not decline to vote in the absence of voting instructions from an investor.

1. Election of Directors (Mark only one)
☐ Vote FOR all nominees listed below and recommended by the Board of Directors (except as directed to the contrary below)	☐ Vote WITHHELD from all nominees

Judith M. Bell, Philip E. Cushing, Matthew J. Espe, Thomas R. Gibson, Richard A. Jalkut, Arthur E. Johnson, Kurt M. Landgraf, Gerald Luterman, William E. McCracken, William L. Meddaugh and Anthony P. Terracciano.

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.

(continued, and to be signed, on other side)

PROMPTLY COMPLETE AND RETURN THE

PROXY/VOTING INSTRUCTION FORM BELOW

IN THE ENVELOPE PROVIDED

Carefully fold & detach along perforation

(continued from other side)

☐

Mark here if you plan to attend the 2005 Annual Meeting. In order to attend the meeting, you must present an admission ticket or provide separate verification of share ownership. An admission ticket will be mailed to any shareholder who indicates an

intention to attend.

PLEASE SIGN, DATE, DETACH AND RETURN THIS PROXY, USING THE ENCLOSED POSTAGE PREPAID REPLY ENVELOPE.

Dated                                                                  SIGN HERE

When shares are held by joint tenants, both joint tenants should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, sign the full corporate name by duly authorized officer.